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                                                                  EXHIBIT 99.1

LONE STAR                                                         NEWS RELEASE
TECHNOLOGIES, INC.
                                                  CONTACT:  CHARLES J. KESZLER
                                                                (972) 770-6495
                                                          Fax:  (972) 770-6411


    LONE STAR TECHNOLOGIES, INC. REPORTS THIRD QUARTER 2001 EARNINGS

Dallas, TX, October 15, 2001 . . . Lone Star Technologies, Inc. (Lone Star),
NYSE: LSS reported net income for the quarter ended September 30, 2001 of $3.2 million, or $.13 per diluted share. This figure includes one-time charges of $1.4 million, or $.05 per diluted share, related to early retirement of debt of which $0.8 million was included in other expense and $0.6 million was included in extraordinary loss. Lone Star had net income of $10.4 million, or $0.43 per diluted share in the third quarter of 2000. Net income for the nine months ended September 30, 2001 was $32.9 million, or $1.32 per diluted share, including one-time charges described above versus $26.3 million, or $1.08 per diluted share, in the same 2000 period.

Third quarter 2001 revenues decreased 8% to $168.9 million from the quarter ended June 30, 2001. Oilfield revenues of $102.3 million were down 14.5% on 13.5% lower shipment volumes from the second quarter of 2001. Revenues from oil country tubular goods (OCTG) were 20% lower, while line pipe revenues increased 5% from the second quarter of 2001. Reduced revenues from OCTG were attributable to curtailed inventory purchases by distributors for their own accounts and increased imports. Revenues from high-strength premium OCTG, 68% of total OCTG revenues, decreased 17% from the second quarter of 2001, while revenues from carbon grade OCTG were down 25%. Line pipe comprised 37% of oilfield products tonnage shipped versus 32% in the quarter ended June 30, 2001. Oilfield product prices declined 1% in the quarter ended September 30, 2001 compared to the second quarter of 2001 due to the increase in lower priced line pipe as a percentage of the oilfield products shipments.

Specialty tubing revenues of $51.6 million increased 9% from the second quarter of 2001 due to higher shipments of finned tubular products combined with level shipments of precision mechanical tubulars. Flat rolled steel and other tubular revenues were down 13% compared to the quarter ended June 30, 2001 on 4% decreased shipment volumes and 9.5% lower prices.

Rhys J. Best, Chairman, President and Chief Executive Officer, stated,
"There were 1,141 active rigs last Friday with 82% drilling for natural gas, down from 1,275 at the end of the second quarter of 2001. Distributors quickly adjusted inventory purchases during the third quarter resulting in an increase in Lone Star's unit manufacturing costs. Lone Star has reduced operating rates at its oilfield tubular manufacturing facilities and alliance mills. Cost reduction measures have been initiated. Although a further decrease in the active rig count to approximately 1,000 by the end of the year is anticipated, we expect these cost and operating rate adjustments to mitigate the impact of declines in demand on our fourth quarter earnings performance."

On October 9, 2001, Lone Star executed a three-year $100 million revolving credit agreement. There have not been borrowings under the new credit facility, as Lone Star also had $103.3 million in cash and cash equivalents at September 30, 2001. Earnings before interest, taxes, depreciation and amortization were $13.1 million for the third quarter of 2001.

Lone Star Technologies, Inc. is a holding company whose principal operating subsidiaries manufacture and market oilfield casing, tubing, and line pipe, specialty tubing products including finned tubes used in a variety of heat recovery applications, and flat rolled steel and other tubular products and services.

    This release contains forward looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2000. Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

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                          LONE STAR TECHNOLOGIES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                 (UNAUDITED; IN MILLIONS, EXCEPT PER SHARE DATA)

                                                         For the Quarter Ended   For the Nine Months Ended
                                                             September 30,             September 30,
                                                            2001       2000           2001       2000
                                                         ------------------------------------------------
Net revenues                                              $ 168.9    $ 170.2        $ 532.7    $ 483.0
Cost of goods sold                                         (152.6)    (147.6)        (464.2)    (420.5)
                                                         ------------------------------------------------
  Gross profit                                               16.3       22.6           68.5       62.5
Selling, general and administrative expenses                 (8.9)      (8.5)         (25.8)     (25.9)
                                                         ------------------------------------------------
  Operating income                                            7.4       14.1           42.7       36.6
Interest income                                               1.0        0.5            2.3        1.4
Interest expense                                             (3.4)      (3.7)          (9.7)     (10.6)
Other income (expense)                                       (1.0)       0.2           (0.7)       0.4
                                                         ------------------------------------------------
  Income before income tax and extraordinary items            4.0       11.1           34.6       27.8
Income tax                                                   (0.2)      (0.7)          (1.1)      (1.5)
                                                         ------------------------------------------------
  Income before extraordinary items                           3.8       10.4           33.5       26.3
Extraordinary items                                          (0.6)         -           (0.6)         -
                                                         ------------------------------------------------
  NET INCOME                                              $   3.2    $  10.4        $  32.9    $  26.3
  Depreciation & amortization                                 5.7        5.4           17.1       15.9
  EBITDA                                                  $  13.1    $  19.5        $  59.8    $  52.5
=========================================================================================================
PER COMMON SHARE - BASIC:
  Net income before extraordinary items                   $  0.15    $  0.44        $  1.36    $  1.12
  Extraordinary loss                                        (0.02)         -          (0.02)         -
  NET INCOME AVAILABLE TO COMMON SHAREHOLDERS             $  0.13    $  0.44        $  1.34    $  1.12
=========================================================================================================
PER COMMON SHARE - DILUTED:
  Net income before extraordinary items                   $  0.15    $  0.43        $  1.34    $  1.08
  Extraordinary loss                                        (0.02)         -          (0.02)         -
  NET INCOME AVAILABLE TO COMMON SHAREHOLDERS             $  0.13    $  0.43        $  1.32    $  1.08
=========================================================================================================
WEIGHTED AVERAGE SHARES OUTSTANDING
  Basic                                                      25.2       23.6           24.5       23.5
  Diluted                                                    25.4       24.4           25.0       24.3

    Attention: Certain charges for shipping and handling costs have been reclassified in accordance with a recently issued accounting pronouncement. The pronouncement requires freight charges billed to customers to be classified in revenues and shipping costs incurred to be classified in cost of goods sold. Lone Star previously reported such amounts net in revenues. The resulting reclassifications have increased revenues and cost of goods sold. Gross profit, operating income or loss, and net income or loss are unchanged in all periods.

                                         REVENUES BY SEGMENT

                                             FOR THE QUARTER ENDED        FOR THE NINE MONTHS ENDED
                                                  SEPTEMBER,                      SEPTEMBER,
                                             2001            2000            2001            2000
                                         ------------    ------------    ------------    ------------
                                           $       %       $       %       $       %       $       %
                                         -----    ---    -----    ---    -----    ---    -----    ---
Oilfield products                        102.3     61     95.8     56    336.8     63    260.1     54
Specialty tubing products                 51.6     30     56.3     33    145.9     28    173.3     36
Flat rolled steel and other products      15.0      9     18.1     11     50.0      9     49.6     10
                                         -----    ---    -----    ---    -----    ---    -----    ---
Consolidated net revenues                168.9    100    170.2    100    532.7    100    483.0    100
                                         =====    ===    =====    ===    =====    ===    =====    ===

                                         SHIPMENTS BY SEGMENT

                                              FOR THE QUARTER ENDED        FOR THE NINE MONTHS ENDED
                                                     SEPTEMBER,                      SEPTEMBER,
                                         2001      %      2000       %      2001       %       2000      %
                                       --------------------------------------------------------------------
Oilfield products                      147,300     64    131,300     59    482,600     66    371,000     58
Specialty tubing products               43,400     19     43,600     20    120,700     16    139,700     22
Flat rolled steel and other products    39,500     17     46,600     21    130,100     18    130,100     20
                                       -------    ---    -------    ---    -------    ---    -------    ---
Total shipments                        230,200    100    221,500    100    733,400    100    640,800    100
                                       =======    ===    =======    ===    =======    ===    =======    ===